The Allied Defense Group, Inc.

FOR IMMEDIATE RELEASE	For More Information, Contact:
February 9, 2007	Crystal B. Leiderman

Director, Investor Relations
800-847-5322
Jim Drewitz, Investor Relations
972-355-6070

THE ALLIED DEFENSE GROUP ANNOUNCES RESTATEMENT OF THIRD QUARTER 2006 RESULTS

Company Provides Notification of Non-Reliance on Previously Issued September 30, 2006 Financial
Results

VIENNA, Virginia, February 9, 2007 – The Allied Defense Group, Inc. (AMEX: ADG) announces it will restate its financial results for the three and nine month periods ended September 30, 2006.

The Company will restate its financial results in order to correct the financial statements for the three and nine month periods ended September 30, 2006. The financial statements for these periods contain an error in the inventory balance at September 30, 2006, which was overstated due to an error in contract accounting at the Company’s Belgian subsidiary MECAR SA. In the third quarter of 2006, MECAR installed a new module of its integrated computer system called SAP 5, which was adopted to automate and improve the internal controls regarding contract accounting and revenue recognition under the percentage of completion method at MECAR. In the initial implementation phase as of September 30, 2006, an error was made in the transfer of costs from inventory to costs of goods sold for specific sales contracts as of September 30, 2006. This inventory balance was overstated and cost of sales was understated by the inventory value of shipments on sales contracts that had been made between June 30, 2006 and September 30, 2006, but not deducted from the valuation of inventory at September 30, 2006. This error was discovered in February of 2007 by the management of MECAR in their year-end review of contracts. Management is still in the process of accessing the scope of the adjustment that will be necessary.

In order to correct the financial statements for the three and nine month periods ended September 30, 2006, the Company intends to restate its financial results for these periods. As a result of the restatement, the Company has made a filing with the Securities and Exchange Commission stating that the previously issued September 30, 2006 financial statements should no longer be relied upon until amendments thereof are filed with the Securities and Exchange Commission. The Company expects to file the amendments and to make all required releases as promptly as possible. The Company has identified this error as an internal control deficiency that constitutes a “material weakness” in internal controls as defined by Public Company Accounting Oversight Board’s Auditing Standard No. 2.

In the Form 10-K/A for the period ending December 31, 2005, the Company reported that the contract accounting at MECAR had been a material weakness of the Company’s internal controls and the Company was working to improve the systems and accounting expertise at MECAR. Due to the Company’s inability to place reliance on the internal controls regarding the Company’s existing contract accounting system at MECAR, the Company invested in a new module of SAP software (SAP 5) to incorporate contract accounting. In November 2006, when the Company was finalizing the financial reporting for September 30, 2006, the Company used the output of this newly installed software module to calculate its inventory and cost of goods sold. The Company did not realize until its year-end review that the system had not been correctly implemented and that it had not properly transferred the inventory costs for partial shipments. A correction has since been made to system to enable it to properly account for partial shipments. The system has been tested again and results have been cross-checked using a manual system to ensure that all of the transactions have been properly accounted for.

In addition to upgrading the reporting system, the Company realized in the fourth quarter of 2006 that additional changes were needed. In December 2006, the Company retained an outside consulting firm headquartered in Amsterdam to provide interim CFO services and additional financial and operational consulting services to MECAR. The engagement focuses on improving the timeliness and accuracy of financial and management reporting and providing leadership for ongoing efforts to improve efficiencies, reduce costs and lower MECAR’s breakeven to ensure enhanced profitability in 2007 and beyond.

The Audit Committee of Allied’s Board of Directors has reviewed the steps that led up to the error, the nature of the error and how it was uncovered, and those actions taken to remediate the control deficiencies going forward. They have endorsed management’s recommendation that a restatement is appropriate and placed a priority on taking actions to avoid a recurrence.

Major General (Ret) John J. Marcello, Chief Executive Office and President of The Allied Defense Group, said, “We realized we continued to have more than system problems at MECAR and took the proactive step of engaging outside experts to assist MECAR in improving their day-to-day financial reporting and operations. The first review of MECAR was completed in October of 2006 and we subsequently engaged the same firm to come back in a full-time capacity to help implement their improvement recommendations. That second engagement started in December 2006. As a result we were able to uncover this error in the third quarter 2006 numbers before we finalized our full-year numbers. We have taken and will continue to take whatever steps are necessary to ensure we have internal controls and processes we can rely and that provide timely and accurate financial results. We will also not rest until we have restored MECAR to a profitable enterprise.

“In the weeks prior to November 14, 2006, when we published the third quarter 2006 financial results, the Company had completed five other SEC filings spanning a full year of reporting requirements, including:

•	October 10 — Multi-year restatement/Form 10-K for the year ended 12/31/05

•	October 19 — Form 10-Q for the first quarter of 2006

•	October 30 — Form 10-Q for the second quarter of 2006

•	November 7 — S-1 registration statement

•	November 7 — Form 10-K/A for the year ended 12/31/05 (correction of a date)

“We appreciate the patience of our stockholders during this challenging period to regain our compliance status and catch up on a year’s worth of filings. The Company is committed to eliminating its material weaknesses with regards to internal controls. We have taken concrete steps and have made progress. I assure you we will continue to stay focused on providing high quality services and products to our customers, growing our business and building shareholder value. We continue to execute our strategic plan to re-focus and re-energize all of the operating units within the Company and look forward to reporting progress towards those goals throughout 2007,” Major General Marcello concluded.

About The Allied Defense Group, Inc.

The Allied Defense Group, Inc. is a diversified international defense and security firm which: develops and produces conventional ammunition marketed to defense departments worldwide; designs, produces and markets sophisticated electronic and microwave security systems principally for European and North American markets; manufactures battlefield effects simulators and other training devices for the military; and designs and produces state-of-the-art weather and navigation software, data, and systems for commercial and military customers.

For more Information, please visit the Company web site: www.allieddefensegroup.com

Certain statements contained herein are “forward looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.